Global Technologies Group

GLOBAL TECHNOLOGIES GROUP, INC. SHAREHOLDER UPDATE

October 17, 2011 Sarasota, Florida   Global Technologies Group, Inc. (GTGP.PK) reports full status update of the company’s pending contracts, ventures and questions from shareholders.

UPDATES:

The cement plant retrofit for removal of mercury from Flu gas:
Global, its partner company MSE Technology Applications (MSE) and the personnel from the plant will have the final technical discussions scheduled for this week. Upon conclusion of the discussions, Global and MSE will make arrangements for a trip to the facility to review the plans for the retrofit of the facility. This is an important step for Global as if it is completed and successful, it will be the benchmark for all cement plants in this country. It should be noted that MBS has been successfully tested in a large commercial power plant and was successful in removing Mercury from flu gasses.

Army contract:
Global and MSE have been asked to prepare a cost analysis and the environmental impact of utilizing MBS /M2 as opposed to capping hazardous waste, which we begin next week depending on the information needed to do assessment.

Naval Contract Award:
Global and MSE have been contacted by the Navy department regarding the 100 million dollar remediation contract and have been told that they are still reviewing the proposals and did not give us a time frame yet. They are running behind as the award date was supposed to be September 19, 2011. We are confident when the contract proposals are complete that both MSE and Global will be participating as the companies in the proposal submissions that would be chosen are companies that both MSE and M2 polymer have current contracts with or have worked with them in the past.

Waste Management conference:
We will be placing the written technical paper on our website  that will be presented to the Waste Management Conference upon its completion. It should be noted that the committee for review has placed the presentation by MSE of the new technology developed by Global/ M2 Polymer at the forefront of the conference.

New business:
We have been in negotiations for sub licenses with two companies in two different countries.
 One for the MSE technologies and one for the MBS technology. We feel that we are at a point where we are confident they will close within four weeks.

Creation of Sub:
We have had many calls regarding the sub we formed and our intentions for it.
The sub company is Global Technology Holdings, Inc. We had disclosed that formation in the past. It was created to be the vehicle that would handle acquisitions and funding. It was in our interest to do so, as in our opinion, no Investment Banker of any substance would fund an acquisition of any size with a small publicly traded company. The benefits of the new sub would be twofold. To allow the Investment Banker to fund it by way of a Private Placement and then a selling shareholder registration statement. In addition, it would allow that company to issue the balance of the percentage to Global Shareholders in the amount of equity held. If Global was to receive all the shares remaining from the placement, it would be deemed to be and insider or full control and therefore the shares would become restricted.  Therefore, this was a way for Global and its shareholders to participate directly in the selling shareholder registration. It should be noted that in either event, the percentage that Global would own directly as a company will still be classified as an insider and may still be classified as control predicated on its equity percentage as well as James Fallacaro, President.

Financials
 We have filed the 10k and the 10Q for the year 2007 and are still awaiting comment regarding the correctness and changes that were made. We are waiting for the response and as of Friday have not received any written directives.

As discussed in a previous release, Global will not comment on the potential acquisition until both companies have reached a final determination for a closing.

For additional information on MSE, MBS, M2 and please visit our website at WWW.GLBTECH.COM

Global Technologies Group, Inc. (GLOBAL) is a company that is in the business of acquiring exclusive licenses and distribution and reseller contracts on proven technologies in the environmental, green and war fighter industries. The criteria for the licensing or distribution agreements of the technologies are: they must be proven, validated and in use. The business plan of Global is to sublicense the technologies it acquires to companies in Countries covered under the original license grants and for its own use. For our exclusive distribution and reseller agreements, we partner with appropriate representatives in the covered countries for resale of turn key projects.

Contact

JIMF@GLBTECH.COM

941-685-1616

WWW.GLBTECH.COM